Registration No.
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                JUMP'N JAX, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Utah                                               87-0649332
-------------------------------                          -----------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification Number)

             3270 South 1100 West, South Salt Lake City, Utah 84119
               (Address of Principal Executive Offices) (Zip Code)

                      Services Agreement with B. W. Hicken
                            (Full title of the plan)

                                Steven D. Moulton
                              3270 South 1100 West
                        South Salt Lake City, Utah 84119
                     (Name and address of agent for service)

                                 (801) 209-0545
          (Telphone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
========================================== ================ =================== ================== =================

                                                             Proposed Maximum   Proposed Maximum
           Title of Securities              Amount to be      Offering Price        Aggregate         Amount of
            to be Registered                 Registered         Per Share        Offering Price    Registration Fee
------------------------------------------ ---------------- ------------------- ------------------ -----------------
Common Stock, par value $.001(1)               400,000       $0.01 per Share         $ 4,000            $ 1.00
                                               Shares
========================================== ================ =================== ================== =================
                                                                                    TOTAL FEE           $ 1.00

--------------
(1) Based upon 400,000 shares of common stock granted under the agreements covered by this registration statement. The fee with respect to these shares has been calculated pursuant to Rule 457 under the Securities Act of 1933, as amended, and because there is not presently a quote in the trading market, the board of directors has established the fair value of the shares for purposes of determining the registration fee and the value of the compensation received under the agreements, at $0.01 per share.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents which heretofore have been filed with the SEC by Jump'n Jax, Inc., a Utah corporation (referenced herein as the "Registrant," "we," "us" and "our," unless indicated otherwise), are incorporated by reference in this registration statement:

     (a) the Registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 2004;

     (b) the Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2005;

     (c) the Registrants registration statement on Form SB-2 declared effective December 21, 2004;

     (d) the Registrant's registration statement on Form 8-A filed January 31, 2005

     (e) the Registrant's current reports on Form 8-K filed with the Commission on May 24, 2005.

     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     We are authorized to issue 50 million shares of voting common stock, par value $0.001 per share. Holders of our common stock have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters, there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Item 5.  Interest of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     As permitted by the provisions of Utah law, we have the power to indemnify an individual made a party to a proceeding because they are or were a director of our company, against liability incurred in the proceeding, provided such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. We must indemnify a director or officer who is successful, on the merits of otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director or officer of our company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. Our Articles of Incorporation empower the board of directors to indemnify our officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

     We may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of ours who is a party to a proceeding in advance of final disposition of the proceeding, provided the individual furnishes us with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest, and undertake to repay the advance if it is ultimately determined that they did not meet such standard of conduct.

     Also pursuant to Utah law, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its stockholders for monetary damages for any action taken or any failure to take action as a director. This provision does not eliminate or limit the liability of a director

     (i) for the amount of a financial benefit received by a director to which they are not entitled;

     (ii) an  intentional   infliction  of  harm  on  the   corporation  or  its
stockholders;

     (iii) for liability for a violation relating to the distributions made in violation of Utah law; and

     (iv) an intentional violation of criminal law.

     Our by-laws provide for such indemnification. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Utah law also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents. We currently do not maintain directors' and officers' insurance.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     (a) The following exhibits are filed with this Registration Statement:

Exhibit No.      Exhibit Name
-----------      ------------
     5.1         Opinion of Leonard E. Neilson, P.C.
     23.1        Consent of H J & Associates, L.L.C., Independent Certified
                 Public Accountants.
     23.2        Consent of Leonard E. Neilson, P.C. (included in Exhibit 5.1).
     99.1        Services Agreement - May 25, 2005

Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Salt Lake, State of Utah, on this 1st day of June 2005.

                                        JUMP'N JAX, INC.
(REGISTRANT)



                                        By:   /S/   JAMES T. WHEELER
                                            ------------------------------------
                                              James T. Wheeler, President
                                              and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                       Title                             Date
             ---------                                       -----                             ----



      /S/ JAMES T. WHEELER                      President, Chief Executive                   June 1, 2005
-----------------------------------------       Officer and Director
        James T. Wheeler



      /S/  LANE S. CLISSOLD                     Vice President and Director                  June 1, 2005
-----------------------------------------
        Lane S. Clissold



      /S/ STEVEN D. MOULTON                     Secretary / Treasurer, and                   June 1, 2005
-----------------------------------------       Director
        Steven D. Moulton                       (Principal Accounting Officer)


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